EXHIBIT 99.1

Liberty Media International, Inc.
Supplemental Financial Information & 2004 Guidance

Important Notice: Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) Chairman, President and CEO, John Malone, will discuss LMI’s second quarter results in a conference call which will begin at 11:30 a.m. (ET) August 16, 2004. The call can be accessed by dialing (719) 457-2638 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:30p.m. (ET) on August 16, 2004 through 12:00 a.m. (ET) August 23, 2004, by dialing (719) 457-0280 plus the pass code 303197#. The call will also be broadcast live across the internet. To access the web cast go to http://www.libertymediainternational.com/investor_relations/default.htm. Links to this press release will also be available on the LMI web site.

Englewood, Colorado — On August 16, 2004, Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2004. This press release is being provided to supplement the information provided to investors in LMI’s Form 10-Q as filed with the SEC. The information in this release is not meant to serve as a release of financial results for LMI. For information regarding LMI’s financial results, investors should refer to LMI’s financial statements included in its Form 10-Q.

LMI owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through our subsidiaries and affiliates, we are the largest cable television operator outside the United States in terms of video subscribers. Our businesses include UnitedGlobalCom, Inc. (UGC), Jupiter Telecommunications Co., Ltd. (J-COM), Jupiter Programming Co., Ltd. (JPC), Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

Following is summary financial information and a discussion of the results of our largest subsidiary and our two largest equity affiliates. To enable investors to better understand the results of these companies, this information presents 100% of the revenue and operating cash flow for UGC, J-COM and JPC even though we own less than 100% of these businesses. Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2004 to the same period in 2003. Please see page 9 of this press release for how we define of operating cash flow and a discussion of management’s use of this performance measure as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended June 30, 2004 and 2003 for the aforementioned businesses.

The selected financial information presented for J-COM and JPC was obtained directly from those equity affiliates. LMI does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, LMI relies on the management of these affiliates and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles that LMI uses in the application of the equity method. As a result, LMI makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. LMI is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on LMI’s consolidated financial statements. Further, LMI could not, among other things, cause any noncontrolled affiliate to distribute to LMI its proportionate share of the revenue or operating cash flow of such affiliate.

OPERATING RESULTS

UnitedGlobalCom, Inc. (UGC) (53% / 90%)

LMI owned 53% of UGC at June 30, 2004 and controlled 90% of the vote. UGC is a leading international broadband communications provider of video, voice, and Internet services with operations in 14 countries, principally operating in Europe. As a separate publicly traded company (NASDAQ: UCOMA, UCOMB), UGC reported its second quarter results on August 9, 2004.

	UGC
	Summary Financial Information
	(in US$)		(in primary functional currency)
	2Q04	2Q03	2Q04	2Q03
	(amounts in millions)
Revenue
UPC Broadband	$444	377	€368	331
VTR	70	54	CP43,884	38,331
Chellomedia & Other	31	34

Total Revenue	$545	465

Operating Cash Flow
UPC Broadband	$184	137	€152	120
VTR	24	16	CP15,085	11,694
Chellomedia & Other	(13)	(4)

Total Operating Cash Flow	$195	149

Operating Loss	$(31)	(77)

Outstanding Debt	$4,106	7,019

Operating Statistics (1)	(figures in thousands)
Homes Passed	12,324	12,124
Total Video Subscribers	7,551	7,391
Internet Subscribers	1,032	825
Telephone Subscribers	757	704
Total RGUs	9,340	8,920
Homes Receiving Service	7,633	N/A

(1)	See definitions in Supplemental Operating Information section on page 8.

Revenue for the three months ended June 30, 2004 was up 17% compared to the prior year. Excluding the impact of exchange rates, organic year-over-year revenue growth was approximately 11%. The increase was driven by higher average monthly revenue per unit (ARPU) and RGU growth.

Operating cash flow for the second quarter was $195 million, an increase of 31% compared to the prior year. Excluding the impact of exchange rates, organic operating cash flow growth was approximately 23% for the period. UGC continues to benefit from organizational, operating, and network efficiencies, as the operating cash flow margin improved 380 basis points to 35.8% for the three months ended June 30, 2004.

Capital expenditures increased to $96 million for the quarter compared to $75 million in the same prior year period. The primary reason for the increase was higher spending on customer premise equipment due to the significant increase in RGU growth. UGC expects full year capital expenditures to approximate 20% of sales.

As of June 30, 2004, total RGUs were 9.3 million, an increase of 5% compared to June 30, 2003. For the three months ended June 30, 2004, UGC added 102,400 net new RGUs compared to 41,200 during the same period last year.

Jupiter Telecommunications Co., Ltd. (J-COM) (45.3%)

LMI owned 45% of J-COM at June 30, 2004. J-COM is Japan’s largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, Internet access and telephony services in Japan.

	J-COM
	Summary Financial Information
	(in US$)		(in ¥)
	2Q04	2Q03	2Q04	2Q03
	(amounts in millions)
Revenue	$367	294	¥39,726	34,958
Operating Expenses	221	194	23,890	23,088

Operating Cash Flow	$146	100	¥15,836	11,870

Operating Income	$57	28	¥6,205	3,287

Third-Party Debt	$963	935	¥104,816	111,935
Shareholder Debt	1,421	1,251	154,601	149,784

Outstanding Debt	$2,384	2,186	¥259,417	261,719

Consolidated Operating Statistics (1)	(figures in thousands)
Total Video Subscribers	1,442	1,351
Internet Subscribers	652	530
Telephone Subscribers	622	429
Total RGUs	2,716	2,310
Managed Operating Statistics (1), (2)
Homes Passed (3)	6,704	5,892
Total Video Subscribers	1,551	1,454
Internet Subscribers	692	561
Telephone Subscribers	659	446
Total RGUs	2,902	2,461
Homes Receiving Service	1,808	1,654

(1)	See definitions in Supplemental Operating Information section on page 8.

(2)	In addition to consolidated systems, includes systems managed by J-COM that are owned by entities that are not consolidated with J-COM for financial reporting purposes. Excludes operating information from Chofu Cable, Inc. J-COM manages Chofu’s systems, but has no ownership interest in Chofu.

(3)	As a result of a mapping audit in June 2004, J-COM increased its June 30, 2004 cable homes passed by approximately 700,000.

Revenue increased 25% in the second quarter of 2004 compared to the corresponding quarter of 2003 due to increased distribution in all three services and substantial growth in HSD and telephony revenue. Excluding the effect of exchange rates, revenue increased 14%.

Operating cash flow increased 46% compared to the second quarter of last year due to the revenue increases combined with margin improvements associated with increased scale. Operating cash flow margins increased to 40% from 34%. Excluding the effect of exchange rates, operating cash flow increased 33%.

For managed systems, video subscribers increased 7%, Internet subscribers increased 23% and telephone subscribers increased 48%. Average monthly revenue per household receiving at least one service increased 4% to $65 (¥6,974).

J-COM’s managed systems served approximately 1.8 million homes at June 30, 2004, an increase of 9% from June 2003, and services per household (total revenue generating units divided by total households served) rose from 1.49 to 1.60. Penetration of homes taking at least one service was 27% at June 30, 2004. Excluding the cable homes added in June 2004 as a result of the mapping audit, penetration of homes taking at least one service increased by 200 basis points.

Approximately 44% of J-COM’s customers subscribed to more than one service at June 30, 2004, which translated into approximately 799,000 homes with multiple services. The triple play service option (taking all three services available) has steadily increased to 16% of J-COM’s managed homes at June 30, 2004 compared to 11% at June 30, 2003. Nearly 100% of J-COM’s network operates at 750 MHz capacity.

At June 30, 2004, J-COM’s weighted average ownership of its managed RGUs was 79.3% compared to 78.4% at the same time last year.

Jupiter Programming Co., Ltd. (JPC) (50.0%)

LMI owned 50% of JPC at June 30, 2004. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 15 channels.

	JPC
	Summary Financial Information
	(in US$)		(in ¥)
	2Q04	2Q03	2Q04	2Q03
	(amount in millions)
Revenue	$138	100	¥14,944	11,862
Operating Expenses	114	87	12,369	10,341

Operating Cash Flow	$24	13	¥2,575	1,521

Operating Income	$21	10	¥2,267	1,225

Outstanding Debt (1)	$51	56	¥5,572	6,668

Cumulative Subscribers (2) (in thousands)	43,385	37,230

(1)	Includes shareholder debt of $11 million and $17 million at June 30, 2004 and 2003, respectively.

(2)	Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis.

JPC’s revenue increased 38% in the second quarter of 2004 compared to the same quarter last year largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Excluding the effect of exchange rates, revenue increased by 26%. Shop Channel, which is 70% owned by JPC, was the largest contributor generating approximately 87% of the increase during the quarter versus the corresponding period in 2003. This increase was driven by an 11% increase in full-time equivalent (“FTE”) homes and an increase of 14% in sales per FTE. Other than Shop Channel, subscribers grew by 9% at Movie Plus (formerly branded CSN), 9% at Golf Network, 9% at J-Sky Sports, 12% at Discovery and 16% at Animal Planet.

JPC’s operating cash flow increased 85% for the quarter ended June 30, 2004 compared to the same quarter last year due to the revenue increase, partially offset by increased cost of goods sold, fulfillment, telemarketing, programming, marketing and general and administrative expenses. Excluding the effect of exchange rates, operating cash flow increased 69%.

Free Cash Flow

	For the six months ended June 30, 2004
	UGC	J-COM	JPC
	(amounts in millions)
Net cash provided by operations	$298	226	15
Capital expenditures (1)	(176)	(184)	(18)

Free cash flow	$122	42	(3)

(1)	Capital expenditures for J-COM and JPC include equipment purchased under capital leases.

2004 OUTLOOK

UGC — 2004 Guidance Increased

Revenue estimates exclude the impact of foreign exchange rates and assume continued organic year-over-year growth and positive contribution from recent analog video rate increases in The Netherlands. Operating cash flow estimates assume continued organic year-over-year growth and foreign currency exchange rates of US$1.20 / €1 and 650CP / US$1.

For the full year 2004 versus 2003, UGC expects revenue to increase by 10% and operating cash flow to increase at least 20%. Including the consolidation of Noos beginning July 1, 2004, UGC expects to report full year operating cash flow of at least $850 million.

J-COM — 2004 Guidance Increased

The following estimates assume continued subscriber growth, foreign currency exchange rates remain constant for the remainder of the year and continued cost control efforts, including programming costs.

For full year 2004 versus 2003, J-COM expects revenue to increase by mid-teens % and operating cash flow to increase by mid-20s%.

JPC — 2004 Guidance Unchanged

The following estimates assume continued subscriber growth across all programming services, foreign currency exchange rates remain constant for the remainder of the year, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

For full year 2004 versus 2003, JPC expects revenue to increase by mid-20s% and operating cash flow to increase by between 45% and 60%.

CORPORATE & OTHER

Cash, Carrying Value of Non Strategic Holdings and Debt

	June 30, 2004	March 31, 2004
	(amounts in millions)
Consolidated Cash & Cash Equivalents	$1,397	1,287
News Corp. ADSs (1), (2)	$164	159
ABC Family Preferred (2)	$390	413
Telewest plc (3)	$253	273
SBS Broadcasting	$184	215
Austar	$23	18

Parent Debt	$117	—
UGC Debt	4,106	3,878
Other Subsidiary Debt	56	54

Consolidated Debt	$4,279	3,932

(1)	LMI has entered into an equity collar with respect to this investment.

(2)	These investments were contributed to LMI as part of the June 2004 spin-off from Liberty Media Corporation.

(3)	Represents Senior and Senior Discount Notes, which were converted subsequent to June 30, 2004 into shares of common stock of Telewest Global, Inc.

Included in consolidated cash is $1,369 million and $1,276 million of cash at UGC at June 30, 2004 and March 31, 2004, respectively. LMI launched a rights offering on July 26, 2004 which, if fully subscribed, would yield gross proceeds of approximately $733 million, before deducting any offering expenses.

Outstanding Shares

At June 30, 2004, there were approximately 146 million outstanding shares (175 million assuming full subscription of the rights offering) of LBTYA and LBTYB and 14 million shares of LBTYA and LBTYB reserved for issuance pursuant to stock options.

Other Items

On July 1, 2004, UGC completed its previously announced acquisition of Noos, the largest cable television operator in France.

On July 15, 2004, LMI invested an additional $18 million in Mediatti Communications, Inc. As a result of this transaction, LMI’s ownership interest in Mediatti increased from 24% to 33%.

On July 26, 2004, LMI launched a rights offering which, if fully subscribed, will yield gross proceeds of approximately $733 million.

On August 6, 2004, the shareholders of J-COM converted $276 million (¥30,000 million) of shareholder debt to equity. LMI’s portion of the converted debt was $129 million (¥14,065 million). LMI converted a slightly disproportionate share of its shareholder loans and as a result, LMI’s ownership interest in J-COM increased from 45.3% to 45.5%.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the assets of Liberty Media International, Inc. included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of LMI, including the most recently filed Form 10-Q of LMI; general economic and business conditions and industry trends in the countries in which LMI’s subsidiaries and affiliates operate; currency exchange risks; consumer disposable income and spending levels; spending on foreign advertising; the regulatory and competitive environment in the broadband communications and programming industries; continued consolidation of the foreign broadband distribution industry; uncertainties inherent in proposed business strategies and development plans; the expanded deployment of personal video recorders and the impact of television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; the ability of suppliers and vendors to timely deliver products, equipment, software and services; availability of qualified personnel; government intervention which opens broadband communications networks to competitors; adverse outcomes in pending litigation or from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. LMI expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LMI’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact: Mike Erickson (877) 772-1518

SUPPLEMENTAL OPERATING INFORMATION

As a supplement to LMI’s consolidated statements of operations, the following is a presentation of quarterly operating metrics on a stand-alone basis for LMI’s two largest broadband distribution businesses (UCG and J-COM).

	2Q04	1Q04	4Q03	3Q03	2Q03
UGC (53% / 90%)	(amounts in thousands, except per unit information)
Homes Passed	12,324	12,289	12,260	12,167	12,124
Basic Cable Subscribers	7,135	7,139	7,146	7,106	7,093
Digital Cable Subscribers	202	168	146	140	137
DTH Subscribers	214	205	197	167	161

Total Video Subscribers	7,551	7,512	7,489	7,413	7,391

Internet Homes Serviceable	7,327	7,127	7,045	6,789	6,580
Internet Subscribers	1,032	984	924	868	825
Telephone Homes Serviceable	4,489	4,468	4,468	4,438	4,408
Telephone Subscribers	757	742	733	718	704
Revenue Generating Units (RGUs) (1)	9,340	9,238	9,146	8,999	8,920
Homes Receiving Service (2)	7,633	7,625	7,624	N/A	N/A
Average Monthly Revenue Per RGU	$18.49	18.68	17.71	16.49	16.22
J-COM Managed (45.3%) (3)
Homes Passed	6,704	5,974	5,959	5,935	5,892
Basic Cable Subscribers	1,464	1,505	1,501	1,458	1,430
Digital Cable Subscribers	87	25	26	25	24

Total Video Subscribers	1,551	1,530	1,527	1,483	1,454

Internet Homes Serviceable	6,673	5,960	5,947	5,918	5,851
Internet Subscribers	692	659	633	591	561
Telephone Homes Serviceable	5,965	4,830	4,216	3,963	3,619
Telephone Subscribers	659	610	555	496	446
Revenue Generating Units (RGUs) (1)	2,902	2,799	2,715	2,570	2,461
Homes Receiving Service (2)	1,808	1,771	1,755	1,698	1,654
Services Per Household	1.60	1.58	1.55	1.51	1.49
Avg. Monthly Rev. Per Managed Household (in US$)	$65	65	58	58	56
Avg. Monthly Rev. Per Managed Household (in Yen)	¥6,974	6,908	6,779	6,745	6,684

(1)	Revenue Generating Units represent separately a basic cable subscriber, digital cable subscriber, DTH subscriber, Internet subscriber, and telephone subscriber. A home may contain more than one RGU.

(2)	Homes Receiving Service represent households subscribing to at least one service.

(3)	Includes managed systems owned by entities that are not consolidated with J-COM for financial reporting purposes. Excludes operating information from Chofu Cable, Inc. J-COM manages Chofu’s systems, but has no ownership interest in Chofu.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for UGC, J-COM and JPC. Set forth in the table below is a reconciliation of that non-GAAP measure to each of the business’ operating income, determined under GAAP. LMI defines operating cash flow as revenue less operating expenses, and selling, general and administrative expenses (excluding stock compensation) and certain other non-cash charges. Operating cash flow, as defined by LMI, excludes depreciation and amortization, stock compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

LMI believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, LMI views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as LMI’s management considers in assessing the results of operations and performance of its assets. Please see the schedule below for a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended June 30, 2004 and 2003 for UGC, J-COM and JPC.

	UGC	J-COM	JPC
	(amounts in millions)
Three months ended June 30, 2004
Operating Cash Flow	$195	146	24
Depreciation and Amortization	(214)	(89)	(3)
Stock Compensation Expense	10	—	—
Other Non Cash Charges	(22)	—	—

Operating (Loss) Income	$(31)	57	21

Three months ended June 30, 2003
Operating Cash Flow	$149	100	13
Depreciation and Amortization	(211)	(72)	(3)
Stock Compensation Expense	(8)	—	—
Other Non Cash Charges	(7)	—	—

Operating (Loss) Income	$(77)	28	10